Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 2010
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Financing Term Sheet
for Unsecured Convertible Debentures

Tulsa, Oklahoma, July 3, 2012. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it has signed a Term Sheet with a private investment group for a financing consisting of a series of US$1 million Unsecured Convertible Debentures, up to a total of US$3 million. The financing is to be used for the drilling and completion of wells included in ANEC’s inventory of Proved Undeveloped reserves (“PUD”). ANEC’s PUDs include 11 locations on its Bayou Couba project in St. Charles Parish, Louisiana with potential reserves in excess of 2 million net barrels of oil.

Each debenture will be due and payable two years from issuance, with interest payable quarterly at an equivalent rate of 12% per annum in either cash or common shares, and be convertible into shares of ANEC common stock at a conversion rate of US$0.10 per share. Warrants, expiring in two years and exercisable into common shares, will also be issued with the funding of each debenture equivalent to one warrant share for each converted share and will be exercisable into common shares at US$0.23 per share . The warrants are non-transferable.

Holdings by the investment group, including conversion of shares and exercise of warrants is limited to 19.9% of the outstanding shares of ANEC without the approval of a majority of the outstanding existing shareholders.

Completion of the funding under the Term Sheet is subject to completion of definitive documentation. Completion of this financing will also allow ANEC to draw an additional $2 million from the previously announced (January 12, 2012) institutional investor financing.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.